Exhibit 23.1
                                                                  March 27, 2003


                         Consent of Independent Auditors


We consent to the inclusion in this Registration Statement Form SB-2 of our report dated 28 March 2002, on our audit of the consolidated financial statements of Pacific CMA, Inc., which covered the consolidated balance sheets as of 31 December, 2000 and 2001 and the results of their operations and cash flows for each of the three years in the period ended 31 December, 2001 appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the caption "Experts" in this Prospectus.





/s/ Moores Rowland
-----------------------------
    Moores Rowland
    Chartered Accountants
    Certified Public Accountants
    Hong Kong